EXHIBIT 23.1

                       LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP

Consent of Independent Certified Public Accountants We consent to the use of our report dated October 4, 2004, on the financial statements of Enwin Resources, Inc. as of August 31, 2004 and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended and for the period from July 3, 2002 (Inception) through August 31, 2004, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.


      /s/ Lopez, Blevins, Bork & Associates, LLP
      ------------------------------------------
      Lopez, Blevins, Bork & Associates, LLP
      Houston, Texas


      October 15, 2004